NSAR ITEM 77O
April 1, 2001 to September 30, 2001
VK Florida Insured Tax Free Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
    1           Reedy Creek     Merrill Lynch  1,000     0.96        06/04/01
                Impt. Dist

    2          St. Lucie Cnty   William R.   1,000       1.42        07/16/01
            Florida School Board



Underwriters for #1
Merrill Lynch & Co.
A.G. Edwards & Sons, Inc.
J.P. Morgan Securities Inc.
Morgan Stanley Dean Witter


Underwriters for #2
William R. Hough